Exhibit 99.1

Contacts:
Media: Marguerite Copel (214) 721-1273
Investors: Barry Sievert (214) 303-3437
Press Release

Dean Foods Reduces Earnings Expectations
Announces Reduction in Workforce
DALLAS, TX/ October 2, 2007 /PRNewswire-FirstCall/ — Dean Foods Company (DF), today announced a reduction in its expectations for third quarter and full year adjusted earnings per share.
“Rapidly increasing and record high dairy commodity costs have created a very challenging operating environment and 2007 results have been well short of our expectations,” said Gregg Engles, Chairman and CEO. “The third quarter has been particularly challenging as dairy commodity costs have risen sharply, hitting all time highs. This is by far the most difficult operating environment in the history of the company, reinforcing the importance of the long-term strategic initiatives we have underway. These efforts will better position us to face future challenges.”
Jack Callahan, Chief Financial Officer of Dean Foods, added, “As a result of this extreme commodity environment, we face unprecedented cost challenges in our Dairy Group operations, including increased shrink costs and materially reduced profits from excess cream sales. At the same time, sales volumes in the Dairy Group have softened as consumers react to the record high prices. We are also seeing a pronounced shift from branded products to private label in some of our regional brands. At WhiteWave, results continue to be negatively impacted by the oversupply of organic milk.”
Continued Callahan, “With these challenges in mind, it is now clear that our adjusted results for the third quarter will be below our previous guidance, and we now expect earnings per share to be approximately $0.15 per share in the third quarter and approximately $1.25 per share for the full year.”
“While we had expected strong growth in milk supply to lead to lower conventional dairy commodity prices toward the end of the year, it now appears that prices will likely remain high for the balance of the year, due in part to continued strong export demand for non-fat dry milk powder,” added Callahan. “However, we expect more favorable price movements as we get farther into 2008. We also expect the organic milk oversupply to continue to negatively affect results for the balance of this year and into at least the first half of 2008, despite the recent volume acceleration of the Horizon Organic brand.”
As part of its ongoing initiative to streamline operations, the Company also announced a reduction in workforce that is expected to affect approximately 600 — 700 positions. Implementation will begin immediately with a voluntary reduction program followed by an involuntary reduction, if necessary. The program is expected to conclude by late October.
Engles continued, “Over the past 18 months, we have been working to increase the efficiency and capability of our Dairy Group operations. We are now ready to move forward with a workforce reduction. Our decision is part of our multi-year productivity initiative which will help better position the company during this incredibly difficult period for Dean Foods and the industry. It is a tough decision but it is a necessary action to improve our competitive position.”
The reduction in workforce will affect Dean Foods Dairy Group employees from across the country. The company expects to take a restructuring charge in the third quarter related to the reduction in force.
ABOUT DEAN FOODS
Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, and Land O’Lakes® creamers and other fluid dairy products. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales volumes and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for dairy commodities generally and for the company’s products, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.